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Wednesday October 18, 10:20 am Eastern Time

Press Release

REPEAT/FantastiCon.com Inc. Closes Merger with Santa Maria Resources

Merger Results in Name Change and New Stock Symbol FTST

SOUTHFIELD, Mich.--(BUSINESS WIRE)--Oct. 18, 2000--FantastiCon Inc. (OTCBB:FTST-news) today announced its formation following the merger of Santa Maria Resources Inc. with FantastiCon.com and two related companies, Madman Backstage Productions Inc. and Impact Interactive Inc.

Starting Oct. 18, 2000, the Company will trade under its new name FantastiCon Inc. and new stock symbol FTST on the OTC Bulletin Board. Santa Maria Resources Inc. formerly traded on the OTC Bulletin Board under the symbol SMRR.

In connection with the merger, the Company has effected a 1-for-2 reverse split of its issued and outstanding common stock. Following the merger, the Company has approximately 10 million shares issued and outstanding. FantastiCon.com Inc. CEO Henry T. Mayers will continue in the role of Chief Executive Officer for the newly formed company.

Mayers commented, "We are delighted to have achieved this significant milestone for the company. We have built a viable business and now we are prepared to leverage our capabilities by becoming a public company. Moreover, we are very excited about this merger as it will allow us the opportunity to further build upon our efforts to become a recognizable player in the realm of multimedia content."

About FantastiCon Inc.

Through its operating subsidiary, FantastiCon Inc. is a multimedia content provider delivering a range of entertainment products to broadcast and online media. The Company's mission is to create original and unique content for a wide range of entertainment distributors. The Company produces television, film and digital media programming with a focus on interactive multimedia content. Within each of its three operating divisions -- Madman Backstage Productions, Impact Interactive and FantastiCon.com -- FantastiCon Inc. seeks to develop revenue-generating content for its corporate, advertising and entertainment clients.

For more information, visit the Company's Web site at www.fantasticon.com.

Forward-looking statements (statements which are not historical fact) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including the following: changes in economic conditions, general competitive factors, the company's ability to execute its service and product sales plans and uncertainties detailed in the company's filings with the Securities and Exchange Commission. The statements made herein
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are made as of the date of this release, and the Company undertakes no obligation to update any such statements in light of future events or otherwise.

Contact:

   FantastiCon Inc.
   Henry Mayers, 248/569-8036
     or
   Coffin Communications Group
   Sean Collins/Chris Chan, 818/789-0100